SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
of 1934

Date of Report
(Date of earliest event reported):	December 14, 2004 -----------------------

SEMPRA ENERGY
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(Exact name of registrant as specified in its charter)

CALIFORNIA --------------------------------	1-14201 --------------------------------	33-0732627 --------------------------------
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.

101 ASH STREET, SAN DIEGO, CALIFORNIA ------------------------------------------------------------------	92101 ----------------------
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(619) 696-2034 -------------------

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(Former name or former address, if changed since last report.)

FORM 8-K

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     $1.25 Billion Five Year Revolving Credit Agreement

     On December 14, 2004, Sempra Energy and its subsidiary Sempra Energy LNG entered into a syndicated $1.25 Billion Five Year Credit Agreement with a group of lenders for which Citicorp USA, Inc. is acting as the administrative agent.

     The agreement, which has become effective, permits revolving credit borrowings by Sempra Energy LNG (as well as by other Sempra Energy subsidiaries from time to time designated as borrowers by Sempra Energy) in an aggregate principal amount not to exceed $1.25 billion outstanding at any one time. Borrowings, none of which are currently outstanding, bear interest at market rates plus a margin that varies with Sempra Energy's credit ratings.

     The agreement also provides for the issuance of letters of credit for the accounts of the borrowers in an aggregate amount not to exceed $200 million outstanding at any one time. Outstanding letter of credit amounts reduce the amounts otherwise available for borrowings under the $1.25 billion facility.

     All borrowings, letter of credit obligations and other obligations of the borrowers under the agreement are guaranteed by Sempra Energy and the agreement requires Sempra Energy to maintain total indebtedness at not more than 65 percent of total capitalization (as those terms are defined in the agreement) at the end of each quarter.

Item 8.01 Other Events

     CPUC Border Price Investigation

     As previously reported, Sempra Energy's subsidiary Southern California Gas Company (SoCalGas) is a party to the first phase of an investigation instituted by the California Public Utilities Commission (CPUC) into the Southern California natural gas market and the price of natural gas delivered to the California - Arizona border between March 2000 and May 2001. Hearings in the first phase of the investigation have been completed and the CPUC's Office of Ratepayer Advocates has provided testimony and filed a brief supportive of SoCalGas' activities during the investigation period.

     Also as previously reported, on November 16, 2004 the CPUC Administrative Law Judge (ALJ) assigned to the investigation issued a proposed decision for consideration by the full CPUC that was highly critical of SoCalGas' natural gas purchase, sales, hedging and storage activities, and concluded that SoCalGas had acted inappropriately during the energy crisis.

     On December 16, 2004, the CPUC rejected by a vote of 3 to 2 the ALJ's modified proposed decision. The three Commissioners who voted against the modified proposed decision stated that the evidence, viewed in its entirety, indicated that SoCalGas had acted in the best interests of its customers. In their comments rejecting the modified proposed decision Commissioner Brown stated that the investigation should continue while Commissioner Kennedy stated that it should be concluded.

     The terms of the two CPUC Commissioners who voted to approve the ALJ's modified proposed decision, including the Commissioner assigned to the investigation, will expire at year-end. Consequently, the investigation will be reassigned either to one of the three Commissioners who voted to reject the ALJ's modified proposed decision or to a new Commissioner appointed by the Governor.

     As previously reported, the ALJ's originally proposed decision, had it been adopted by the CPUC, would have found that SoCalGas exercised market power and manipulated the natural gas market, significantly contributing to natural gas price spikes that also increased electricity prices; would have required SoCalGas to refund to its ratepayers approximately $29 million (previously recorded as after-tax income of $17 million) of natural gas purchase incentive awards, plus interest; would have modified SoCalGas' natural gas cost incentive mechanism in a manner that would have reduced SoCalGas' potential to earn incentive awards, with the possibility of further modifications in a subsequent phase of the investigation; and would have referred the decision's findings to the California Attorney General or other law enforcement agencies and provided for the CPUC to cooperate with these agencies in any proceedings that they might institute. The ALJ had significantly modified her proposed decision to exclude any finding that SoCalGas knowingly exercised market power during the subject period, but still would have required SoCalGas to refund the $29 million. As noted above, the CPUC rejected the modified ALJ proposal.

     Sempra Energy expects that the CPUC will issue a final decision in the first phase of the investigation in 2005. The CPUC may or may not hold additional hearings to consider whether other companies, including other California utilities as well as Sempra Energy and its non-utility subsidiaries, contributed to natural gas price spikes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: December 16, 2004	By: /s/ F. H. Ault -----------------------------------------
F. H. Ault Sr. Vice President and Controller